Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into on February 22, 2025 (the “Effective Date”), by and between CCC Intelligent Solutions Holdings Inc., a Delaware corporation (together with any of its subsidiaries and affiliates as may employ Executive from time to time and any successor(s) thereto, the “Company”), and Timothy A. Welsh (“Executive”).

WHEREAS, the Company hereby agrees to employ Executive effective as of the Start Date, and Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the parties hereto agree as follows:

1.
Position. During the Period of Employment (as defined below), Executive shall serve in the capacity indicated on Exhibit A. Executive shall perform the normal duties and responsibilities of such position and such other duties and responsibilities not inconsistent with such position as the Chief Executive Officer of the Company may assign to Executive from time to time. During the Period of Employment, Executive will (a) during normal business hours, devote Executive’s full time and exclusive attention to, and use Executive’s best efforts to advance, the business and welfare of the Company, and (b) not engage in any other employment activities for any direct or indirect remuneration without the concurrence of the Board of Directors of the Company (the “Board”); provided, however, that Executive may engage in charitable activities to the extent they are not inconsistent with Executive’s duties hereunder so long as Executive continues to spend substantially all of his time performing Executive’s duties hereunder.
2.
Period of Employment. Subject to earlier termination pursuant to Section 6, the period of Executive’s employment by the Company (the “Period of Employment”) shall be for three (3) years commencing on March 24, 2025 or such other date as mutually agreed to in writing between Executive and an authorized officer of the Company (such actual date of commencement of Executive’s employment with the Company, the “Start Date”); provided, however, that thereafter the Period of Employment shall be automatically renewed for successive one (1) year periods on each anniversary of the Start Date unless either party hereto gives the other party written notice no later than thirty (30) days prior to such anniversary of the Start Date of its election not to so renew the Period of Employment for the additional one (1) year period. The Company’s election not to renew the initial Period of Employment or any subsequent Period of Employment shall constitute a termination of Executive’s employment without Cause (as defined below) for purposes of Section 6.
3.
Compensation.
3.1
Base Salary. During the Period of Employment, the Company shall pay Executive a per annum base salary as set forth in Exhibit A (as adjusted from time to time by the Board in its sole discretion, the “Base Salary”) payable in accordance with the standard policies of the Company. Executive’s Base Salary shall be subject to annual review by the Board; provided, however, that the level of such Base Salary shall not be subject to reduction unless consented to in writing by Executive.
3.2
Performance-Based Compensation. During the Period of Employment, Executive shall also be entitled to participate in an annual performance-based cash bonus program as set forth in Exhibit A. Executive’s annual performance-based cash bonus opportunity shall be subject to annual review by the Board; provided, however, that the target level of such bonus, determined as a percentage of Base Salary, shall not be subject to reduction unless consented to in writing by Executive.
3.3
Equity-Based Compensation.
(a)
General. Executive shall be eligible to participate in the Company’s equity-based compensation plans or programs as may be adopted by the Company from time to time for its senior executives, at such level and in such amounts as may be determined by the Board in its sole discretion, subject to the terms and conditions of such equity-based plans and any applicable award agreements thereunder.
(b)
Sign-On Equity Grant. Subject to (i) Executive’s commencement of employment with the Company on the Start Date as contemplated herein and (ii) Executive’s continued employment with the Company through the applicable grant date, Executive will be granted an award of 100,000 non-restricted, fully-vested shares of the Company’s common stock within fifteen (15) days of the Start Date, with such award subject to and governed by the terms and conditions set forth in the applicable award agreement (which, for the avoidance of doubt, shall be provided under separate cover) and the CCC Intelligent Solutions Holdings Inc. 2021 Incentive Equity Plan, as it may be amended from time to time.
3.4
Relocation. Executive acknowledges the intent to relocate to the Chicago, Illinois area within one (1) year after the Effective Date. Until the completion of such relocation, Executive shall commute to Chicago, Illinois on a regular basis as agreed to with the CEO of the Company. For each of the first six months following the Start Date, Executive shall receive a stipend of $5,000 per month to cover commuting, temporary housing, and all other costs associated with Executive’s regular attendance at the Company’s headquarters. Provided that Executive relocates to the Chicago, Illinois area within one (1) year after the Effective Date, the Company shall provide Executive with relocation benefits which shall include: (a) reimbursement of expenses for two (2) trips, with Executive’s spouse or partner, to the Chicago, Illinois area to look for permanent housing; (b) a mover to move your personal goods and possessions (including one car) to the Chicago, Illinois area; (c) a final trip to the Chicago, Illinois area which will include mileage, hotel, and food; and (d) IRS related gross-up of all relocation related costs that are considered compensation. If you voluntarily resign from the Company within 18 months of the Start Date, or do not relocate to the Chicago, Illinois area within one (1) year after the Effective Date, you will be responsible for reimbursing the Company for the costs of all relocation benefits provided by the

Company. The relocation benefits and related reimbursements will be structured either to be exempt from Section 409A (as defined below) or to comply with the reimbursement plan rules set forth in Treas. Reg. § 1.409A-3(i)(1)(iv). Executive hereby acknowledges and agrees that the Company has full discretion to determine whether and to what extent these arrangements result in compensation to Executive and whether any tax withholding is appropriate.
3.5
Taxes. Federal, state, local and other applicable taxes shall be withheld on all cash and in-kind payments made by the Company to Executive pursuant to this Agreement in accordance with applicable tax laws and regulations.
4.
Benefits. During the Period of Employment, Executive shall be entitled to participate in benefit plans and programs maintained by the Company from time to time and generally made available to its senior executive officers; provided, however, that (a) Executive’s right to participate in such plans and programs shall not affect the Company’s right to amend or terminate any such plan and program, and (b) Executive acknowledges that Executive shall have no vested rights under any such plan or program except as expressly provided under the terms thereof.
5.
Expenses. Upon presentation of acceptable substantiation therefor, and in accordance with applicable Company policies, the Company will pay or reimburse Executive for such reasonable travel, entertainment and other expenses as Executive may incur during the Period of Employment in connection with the performance of his duties hereunder.
6.
Termination of Employment. The parties hereto expressly agree that Executive’s employment may be terminated by either (i) the Company immediately upon written notice to Executive or (ii) Executive upon thirty (30) days’ advance written notice to the Company and that, upon any such termination, except as set forth in Section 6.2, Executive shall not be entitled to any payment in the nature of severance or otherwise (other than Base Salary, reimbursement of expenses incurred prior to termination and any other benefits earned and accrued through the date of such termination).
6.1
Death or Disability. The employment of Executive and all rights to compensation under this Agreement shall terminate upon the death or Disability (as defined below) of Executive, except for such death or disability payments as may be payable under one or more benefit plans maintained at that time by the Company and applicable to Executive.

As used herein, “Disability” means the Board has made a good faith determination that Executive has become physically or mentally incapacitated or disabled such that Executive is unable to perform for the Company substantially the same services as Executive performed prior to incurring such incapacity or disability, and such incapacity or disability exists for an aggregate of 120 calendar days in any twelve (12) month period. In connection with making such determination, the Company, at its option and expense, shall be entitled to select and retain a physician to confirm the existence of such incapacity or disability, and the determination made by such physician shall be binding on the parties for the purposes of this Agreement.

6.2
Termination with Severance Obligation. Upon termination of Executive’s employment by the Company without Cause or by Executive for Good Reason (as defined below), subject to Executive’s timely execution and non-revocation of a Release (as defined in Section 6.3) in accordance with Section 8.2, and for so long as Executive is in material compliance with the terms of this Agreement (including, without limitation, Section 7.1), Executive shall, subject to Section 8, be entitled to receive from the Company (i) cash severance payments in an aggregate amount equal to the Severance Amount (as defined below), payable in accordance with the Company’s ordinary course payroll processes for a period of twelve (12) months following such date of termination; (ii) a lump sum cash payment in an amount, if any, that Executive would have been entitled to receive based on actual performance pursuant to the annual performance-based cash bonus program set forth in Exhibit A for the Company’s then current fiscal year had Executive’s employment terminated immediately after the bonus payment date for such fiscal year, payable at the same time such annual bonuses are generally paid to similarly situated employees, but in no event later than March 15 of the calendar year immediately following the calendar year in which such termination occurs; and (iii) provided Executive elects to continue health coverage under COBRA following the date of termination, the Company will pay a portion of the premiums to continue Executive’s medical, vision and dental insurance for the period during which Executive is entitled to receive the Severance Amount, regardless of whether Executive is legally entitled to COBRA benefits during such period (the “Health Benefits Continuation”). During the period of the Health Benefits Continuation, the Company shall pay a portion of each monthly premium equal to the portion of the monthly premium that it pays on behalf of active employees (or a cash severance payment to Executive equal to such monthly premium if such premium payments would result in excise taxes or penalties to either Executive or the Company), and Executive shall be responsible for any remaining portion of such premium. In the event that Executive does not pay Executive’s monthly premium, the Health Benefits Continuation shall cease.

As used herein, “Cause” means that Executive (i) has been convicted of a felony, or has entered a plea of guilty or nolo contendere to a felony, (ii) has committed an act of fraud involving dishonesty which is injurious to the Company or any of its subsidiaries, (iii) has willfully and continually refused to perform his duties with the Company or any of its subsidiaries or (iv) has engaged in misconduct that is materially injurious to the Company or any of its subsidiaries.

As used herein, “Good Reason” means Executive’s voluntary resignation within ninety (90) days following the initial existence of one or more of the following conditions: (i) a change in Executive’s position or the assignment to Executive of duties constituting a material diminution in Executive’s position, duties or responsibilities compared with Executive’s position, duties or responsibilities with the Company on the Start Date or (ii) a material reduction of Executive’s Base Salary as in effect from time to time. In the event that any change in Executive’s position, duties or responsibilities is implemented or proposed to be implemented by the Company, then: (A) unless Executive provides written notice to the Board within thirty (30) days of being notified of such change or proposed change that Executive asserts that such change constitutes a “material diminution” for purposes of clause (i) of the definition of Good Reason, such change shall be deemed not to be such a “material diminution” and thereafter Executive’s position, duties and responsibilities shall be as so changed; and (B) in the event that Executive provides such notice in a timely manner and, within thirty (30) days thereafter, the Company, in its sole discretion, rescinds or alters such change, then for purposes of such clause (i) of the definition of Good Reason the original change shall be disregarded (except to any extent so altered). Nothing in this Section 6.2 shall limit the Company’s right to contest any assertion that Executive may make with respect to any such change.

As used herein, “Severance Amount” means an amount equal to Executive’s annual Base Salary rate in effect as of the date of termination.

6.3
Release. Subject to Section 8.2, upon termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, as a condition to Executive’s receipt of the severance benefits set forth in Section 6.2, Executive agrees to timely execute and not revoke a general release of claims in a form provided by the Company (a “Release”) whereby Executive will release, relinquish and forever discharge the Company and each of its parents and subsidiaries and any director, officer, employee, shareholder, controlling person or agent of the Company and each parent and subsidiary from any and all claims, damages, losses, costs, expenses, liabilities or obligations, whether known or unknown (other than any rights Executive may have pursuant to (i) any indemnification arrangement of the Company with respect to Executive, (ii) any employee benefit plan or program covering Executive on a post termination basis in accordance with its terms and the terms of this Agreement, (iii) any stock purchase or stock option plan or agreement to which the Company and Executive are parties or (iv) Executive’s capacity as a stockholder of the Company), which Executive has incurred or suffered or may incur or suffer as a result of Executive’s employment by the Company or the termination of such employment.
7.
Non-Competition; Non-Disclosure of Proprietary Information, Surrender of Records; Inventions and Patents.
7.1
Non-Competition.
(a)
Executive acknowledges that in the course of Executive’s employment with the Company Executive (i) has been and will continue to be familiar with trade secrets and other proprietary information of the Company which, if disclosed, would unfairly and inappropriately assist in competition against the Company, (ii) Executive’s services have been and will continue to be of special, unique and extraordinary value to the Company, and (iii) Executive has generated and will continue to generate goodwill for the Company. Therefore, Executive agrees that, during the Period of Employment and for twelve (12) months thereafter (the “Restricted Period”), Executive shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage with, any business competing with any business of the Company within the United States and any other geographical area in which the Company then engages in business or is engaged in business at any time during Executive’s employment with the Company. Nothing herein shall prohibit Executive from being a passive owner of not more than two percent (2%) of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no direct or indirect active participation in the business of such corporation.
(b)
During the Restricted Period, Executive shall not directly or indirectly (i) induce or attempt to induce any employee or service provider of the Company to terminate such employment or service, or in any way interfere with the employee or service relationship between the Company and any such individual, (ii) hire any person who is, or at any time during the eighteen (18)-month period immediately prior to the date of Executive’s termination of employment was, an employee or service provider of the Company or (iii) induce or attempt to induce any person having a business relationship with the Company to cease doing business with the Company or interfere materially with the relationship between any such person and the Company.
7.2
Proprietary Information. During the Period of Employment and at all times thereafter, Executive agrees that Executive shall not use any Proprietary Information for Executive’s own purpose or for the benefit of any person or entity other than the Company or its shareholders or affiliates, nor shall Executive otherwise disclose any Proprietary Information to any individual or entity, unless such disclosure (a) has been authorized by the Board, (b) is reasonably required within the course and scope of Executive’s employment hereunder or (c) is required by law, a court of competent jurisdiction or a governmental or regulatory agency. For purposes of this Agreement, “Proprietary Information” shall mean: (i) the name or address of any customer, supplier or affiliate of the Company or any information concerning the transactions or relations of any customer, supplier or affiliate of the Company or any of its shareholders; (ii) any information concerning any product, service, technology or procedure offered or used by the Company, or under development by or being considered for use by the Company; (iii) any information relating to marketing or pricing plans or methods, capital structure, or any business or strategic plans of the Company, (iv) any inventions, innovations, trade secrets or other items covered by Section 7.4 hereof; and (v) any other information which the Board has determined in its sole discretion and communicated to Executive in writing to be proprietary information for purposes hereof. Notwithstanding the foregoing, Proprietary Information shall not include any information that is or becomes generally known to the public other than through actions of Executive in violation of Sections 7.1, 7.2 or 7.3.
7.3
Surrender of Records. Executive agrees that Executive shall not retain and shall promptly surrender to the Company all correspondence, memoranda, files, manuals, financial, operating or marketing records, magnetic tape, or electronic or other media of any kind which may be in Executive’s possession or under Executive’s control or accessible to Executive which contain any Proprietary Information.
7.4
Inventions and Patents. Executive agrees that all inventions, innovations, trade secrets, patents and processes in any way relating, directly or indirectly, to the Company’s business developed by Executive alone or in conjunction with others at any time during Executive’s employment or service with the Company shall belong to the Company. Executive will use Executive’s best efforts to perform all actions reasonably requested by the Board to establish and confirm such ownership by the Company.
7.5
Definition of Company. For purposes of this Section 7, the term “Company” shall include the Company and any and all of its parents, subsidiaries, joint ventures, and affiliated entities as the same may exist from time to time.
7.6
Enforcement. The parties hereto agree that the duration and area for which the covenants set forth in this Section 7 are to be effective are reasonable. In the event that any court or arbitrator determines that the time period or the area, or both of them, are unreasonable and that any of the covenants are to that extent unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable. The parties intend that this Agreement will be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America. Executive agrees that damages are an inadequate remedy for any breach of the covenants in this Section 7 and that the Company will, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this Agreement.
7.7
Whistleblower Protection. Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede Executive (or any other individual) from (i) participating, cooperating or testifying in any action, investigation or proceeding with, or providing information to, any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or (ii) making any disclosure of relevant and necessary information or documents in any action, investigation or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law, (iii) seeking or receiving any monetary damages, awards or other relief (including, without limitation, accepting any Securities and Exchange Commission awards) in connection with protected whistleblower activity, (iv) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful; or (v) making other disclosures under the whistleblower provisions of federal, state or local law or regulation. Nothing in this Agreement or any other agreement or Company policy prohibits or restricts Executive from initiating communications with, or responding to any inquiry from, any administrative, governmental, regulatory, or supervisory authority regarding any good faith concerns about possible violations of law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive shall not be required to notify the Company that such reports or disclosures have been made.
7.8
Trade Secrets. 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.
8.
Section 409A of the Code.
8.1
General. It is the intent of the parties to this Agreement that the provisions of this Agreement comply with, or are exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Department of Treasury Regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”), and this Agreement shall be construed and interpreted to be in compliance therewith or exempt therefrom. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be immediately taxable to Executive under Section 409A, the Company reserves the right (without any obligation to do so or to indemnify Executive for failure to do so) to (a) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for the Company and/or (b) take such other actions as the Company determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from Executive or any other individual to the Company or any of its affiliates, employees, or agents, and in no event shall the Company or any of its subsidiaries or affiliates be liable for any additional tax, interest or penalty that may be imposed on the Executive by Section 409A or damages for failing to comply with Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A. For purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding any other provision of this Agreement to the contrary, to the extent that the payment of any such amount under this Agreement constitutes “nonqualified deferred compensation” for purposes of Section 409A, any such payment scheduled to occur during the first sixty (60) days following a termination of employment will not be paid until the first regularly scheduled pay period following the sixtieth (60th) day following such date of termination and will include payment of any amount that was otherwise scheduled to be paid prior thereto. In the event that any payment to Executive any benefit hereunder that is subject to Section 409A is made upon, or as a result of, Executive’s termination of employment with the Company, and Executive is a “specified employee” (as that term is defined under Section 409A) at the time Executive becomes entitled to any such payment or benefit, no such payment or benefit will be paid or commenced to be paid to Executive under this Agreement until the date that is the earlier to occur of (i) Executive’s death or (ii) six (6) months and one day following Executive’s termination of employment with the Company (the “Delay Period”). Any payments which Executive would otherwise have received during the Delay Period will be payable to Executive in a lump sum on the date that is six (6) months and one day following the effective date of the termination, and any remaining compensation and benefits due under the Agreement shall be paid or provided as otherwise set forth herein. Each separately identified amount and each installment payment to which Executive is entitled to payment shall be deemed to be a separate payment for purposes of Section 409A. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. Notwithstanding any provision to the contrary in this Agreement, to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.
8.2
Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments of “nonqualified deferred compensation” (within the meaning of Section 409A) due under this Agreement as a result of Executive’s termination of employment are subject to

Executive’s execution and delivery of a Release, (a) the Company shall deliver the Release to Executive within ten (10) business days following the date of termination of employment, (b) if Executive fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes Executive’s acceptance of the Release thereafter, Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release, and (c) in any case where the date of Executive’s termination of employment and the Release Expiration Date fall in two separate taxable years, any payments required to be made to Executive that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year. For purposes of this Section 8.2, “Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to Executive, or, in the event that Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date.
9.
Miscellaneous.
9.1
Notice. Any notice required or permitted to be given hereunder shall be deemed sufficiently given if sent by registered or certified mail, postage prepaid, addressed to the addressee at the address last provided to the sender in writing by the addressee for purposes of receiving notices hereunder.

If to Executive:

At the address (or to the facsimile number) shown in the books and records of the Company.

If to the Company:

CCC Intelligent Solutions Holdings Inc.
Attn: Chief Legal Officer
167 North Green Street, 9th Floor
Chicago, IL 60607
E-Mail: *****

with a copy to, which shall not constitute notice:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention: Douglas A. Ryder, P.C.; Willard S. Boothby, P.C.
Email: *****; *****

9.2
Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
9.3
Modification and No Waiver of Breach. No waiver or modification of this Agreement shall be binding unless it is in writing, approved by the Board and signed by the parties hereto. No waiver by a party of a breach hereof by the other party shall be deemed to constitute a waiver of a future breach, whether of a similar or dissimilar nature, except to the extent specifically provided in any written waiver under this Section 11.4.
9.4
Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware (without regard to principles of conflicts of laws), and all questions relating to the validity and performance hereof and remedies hereunder shall be determined in accordance with such law.
9.5
Counterparts. This Agreement may be executed by facsimile in two counterparts, each of which shall be deemed an original, but both of which taken together shall constitute one and the same Agreement.
9.6
Captions. The captions used herein are for ease of reference only and shall not define or limit the provisions hereof.
9.7
Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto relating to the matters encompassed hereby and supersedes any prior oral or written agreements relating to such matters.
9.8
Assignment. This Agreement shall not be assigned by Executive and may be assigned by the Company to any of its subsidiaries or affiliates, or any entity that succeeds to the business of the Company; provided, that an assignment to a subsidiary or affiliate by the Company shall not relieve the Company of any of its obligations hereunder.
9.9
Non-Transferability of Interest. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a ftestamentary disposition or by the laws of descent and distribution upon the death of Executive. Any other attempted assignment, transfer, conveyance or other disposition of any interest in the rights of Executive to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.
9.10
Clawback. Notwithstanding anything to the contrary set forth herein or in any other agreement between Executive and the Company, Executive hereby acknowledges and agrees that this Agrefement shall in all events be subject to (a) any right that the Company may have under any Company clawback or recoupment policy or any other agreement or arrangement with Executive, and (b) any right or obligation that the

Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Securities Exchange Act of 1934, as amended, any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission, the listing standards of any national securities exchange or association on which the Company’s securities are listed, or any other applicable law.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the Effective Date.

CCC Intelligent Solutions Holdings Inc.

By:	/s/ Githesh Ramamurthy
Name:	Githesh Ramamurthy
Title:	Chairman and Chief Executive Officer

EXECUTIVE

By:	/s/ Timothy A. Welsh
Name:	Timothy A. Welsh

[Signature Page to Employment Agreement]

EXHIBIT A

Employment Agreement

Name of Executive:	Timothy A. Welsh

Title(s):	President and EVP

Base Salary:	$700,000.00 per annum

Performance-Based Bonus:

Executive shall be eligible for an annual performance-based cash bonus of fifty percent (50%) of the Executive’s then current Base Salary based on achievement of targets and/or other performance or personal objectives set by the Company with respect to each fiscal year, paid on a date no later than March 15 of the following fiscal year, subject to Executive’s employment through the last day of the fiscal year to which such bonus relates. Executive’s performance-based cash bonus with respect to fiscal year 2025 shall be prorated based on the portion of the year following the Start Date.